                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                    COMMON STOCK AND NON-VOTING COMMON STOCK

                                       OF

                         DOMINICK'S SUPERMARKETS, INC.

                                       AT

                               $49 NET PER SHARE

                                       BY

                          WINDY CITY ACQUISITION CORP.
                          A WHOLLY-OWNED SUBSIDIARY OF

                                  SAFEWAY INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
        TIME, ON MONDAY, NOVEMBER 16, 1998 UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (A) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, AND NON-VOTING COMMON STOCK, PAR VALUE $.01 PER SHARE, OF DOMINICK'S SUPERMARKETS, INC. (THE "COMPANY") (COLLECTIVELY, THE "SHARES") WHICH CONSTITUTES MORE THAN 50% OF THE ISSUED AND OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS WITHOUT GIVING EFFECT TO THE SHARES ISSUABLE UPON THE EXERCISE OF THE YUCAIPA WARRANT (AS DEFINED HEREIN)) ON THE DATE OF PURCHASE AND (B) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED (THE "HSR ACT"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1 AND 15.

                            ------------------------

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER, ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF DOMINICK'S SUPERMARKETS, INC. AND RECOMMENDS THAT HOLDERS OF SHARES ACCEPT THE OFFER AND TENDER ALL THEIR SHARES TO WINDY CITY ACQUISITION CORP.

                            ------------------------

                                   IMPORTANT

     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or such facsimile) and any other required documents to First Chicago Trust Company of New York (the "Depositary"), and either deliver the certificates representing the tendered Shares and any other required documents to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

     A stockholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

     Questions and requests for assistance may be directed to Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Dealer Manager") or to Kissel Blake Inc. (the "Information Agent") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent or the Dealer Manager, or from brokers, dealers, commercial banks or trust companies.

                            ------------------------

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

October 19, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE TENDER OFFER............................................    3
   1.  Term of the Offer; Expiration Date...................    3
   2.  Acceptance for Payment and Payment for Shares........    4
   3.  Procedure for Tendering Shares.......................    5
   4.  Withdrawal Rights....................................    7
   5.  Certain Federal Income Tax Consequences..............    8
   6.  Price Range of Shares; Dividends.....................    9
   7.  Certain Information Concerning the Company...........    9
   8.  Certain Information Concerning the Purchaser and the
       Parent...............................................   11
   9.  Source and Amount of Funds...........................   12
  10.  Background of the Offer; Contacts with the Company...   13
  11.  The Merger Agreement.................................   14
  12.  Purpose of the Offer; The Merger; Plans for the
       Company..............................................   25
  13.  Dividends and Distributions..........................   27
  14.  Effect of the Offer on the Market for the Shares;
       Stock Exchange Listing; Exchange Act Registration....   27
  15.  Certain Conditions of the Offer......................   28
  16.  Certain Legal Matters and Regulatory Approvals.......   29
  17.  Fees and Expenses....................................   31
  18.  Miscellaneous........................................   31

SCHEDULE I Certain Information Regarding the Directors and Executive Officers of the Purchaser and the Parent

To the Stockholders of Dominick's Supermarkets, Inc.:

                                  INTRODUCTION

     Windy City Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly-owned subsidiary of Safeway Inc., a Delaware corporation (the "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $.01 per share (the "Voting Shares"), and Non-Voting Common Stock, par value $.01 per share (the "Non-Voting Shares" and, collectively with the Voting Shares, the "Shares"), of Dominick's Supermarkets, Inc., a Delaware corporation (the "Company"), at a purchase price of $49 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Morgan Stanley & Co. Incorporated, which is acting as Dealer Manager for the Offer ("Morgan Stanley" or the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as the Depositary (the "Depositary"), and Kissel Blake Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 17.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (AS DEFINED BELOW), ARE ADVISABLE AND FAIR TO, AND IN THE BEST INTERESTS OF, THE STOCKHOLDERS OF THE COMPANY AND RECOMMENDS THAT ALL HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER ALL THEIR SHARES TO THE PURCHASER.

     The Company Board has received the written opinion of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Company, that the consideration to be received by the stockholders of the Company (other than the holders of Shares that are affiliates of the Company) pursuant to the Merger Agreement is fair to such stockholders from a financial point of view. A copy of the opinion of DLJ is attached to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") which is being distributed to the stockholders of the Company. The DLJ opinion should be read in its entirety for the assumptions made, the procedures followed, the matters considered and the limits of the review made by DLJ in connection with such opinion. The DLJ opinion was prepared for the Company Board and does not constitute a recommendation to any stockholder as to whether to tender in the Offer. DLJ was not retained as an advisor or agent to the Company's stockholders.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN
SECTION 1) A NUMBER OF SHARES WHICH IN THE AGGREGATE CONSTITUTES MORE THAN 50% OF THE ISSUED AND OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS WITHOUT GIVING EFFECT TO THE SHARES ISSUABLE UPON THE EXERCISE OF THE YUCAIPA WARRANT (AS DEFINED IN SECTION 11)) ON THE DATE OF PURCHASE (THE "MINIMUM CONDITION") AND (ii) THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED THE ("HSR ACT"). SEE SECTIONS 1 AND 15. IF THE PURCHASER PURCHASES NOT LESS THAN THAT NUMBER OF SHARES NEEDED TO SATISFY THE MINIMUM CONDITION, IT WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER OF THE COMPANY. SEE SECTION 12.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 13, 1998 (the "Merger Agreement"), among the Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement and the Delaware General Corporation Law (the "DGCL"), the Purchaser will be merged with and into the Company (the "Merger"). Following the Merger, the Company will continue as the surviving corporation

(the "Surviving Corporation") and become a wholly-owned subsidiary of the Parent, and the separate corporate existence of the Purchaser will cease.

     Pursuant to a Stockholders Agreement dated as of October 13, 1998, among the Parent, the Purchaser and certain stockholders of the Company owning approximately 41% of the issued and outstanding Shares (the "Principal Stockholders"), the Principal Stockholders have agreed, among other things, during the term of the Stockholders Agreement (i) to tender their Shares (including Shares to be issued upon exercise of any warrants (including the Yucaipa Warrant) or options, the conversion of any convertible securities or otherwise) in the Offer and not to withdraw any Shares so tendered, (ii) to grant options to the Purchaser to buy their Shares at the $49 Offer price upon the termination of the Merger Agreement in certain circumstances, (iii) to vote their Shares in favor of the adoption of the Merger Agreement and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger, (iv) not to directly or indirectly solicit, initiate, facilitate or encourage any Alternative Transactions (as defined in Section 11) or the sale of their Shares or the Yucaipa Warrant, as applicable, and (v) not to sell, transfer, pledge, encumber, assign or otherwise dispose of their Shares. See Section 11 for a discussion of the arrangements with the Principal Stockholders.

     In accordance with the Merger Agreement, the Company agrees, if and to the extent permitted by law, and subject to the terms of the Merger Agreement, to take all necessary and appropriate actions to cause the Merger to become effective as soon as reasonably practicable after the purchase of the Shares pursuant to the Offer without a meeting of the Company's stockholders in accordance with the DGCL and the Company's Amended and Restated Certificate of Incorporation. See Section 11.

     At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company and each Share, if any, owned by the Parent or the Purchaser, or by any other direct or indirect wholly-owned subsidiary of the Parent or the Company, which shall be canceled and retired without payment of any consideration therefor, and other than Shares, if any (collectively, "Dissenting Shares"), held by stockholders who have not voted in favor of the Merger Agreement or consented thereto in writing and who have properly demanded appraisal of their Shares in accordance with Section 262 of the DGCL) will, by virtue of the Merger and without any action on the part of the holders of capital stock, be converted into the right to receive $49 in cash (the "Per Share Amount"), payable without interest, less any federal withholding taxes required under applicable law, to the holder thereof upon the surrender of the certificate that formerly represented such Share.

     The Company has represented to the Parent that as of October 8, 1998, there were 18,679,737 Voting Shares and 2,861,354 Non-Voting Shares issued and outstanding, 3,874,492 Shares reserved for issuance upon the exercise of the Yucaipa Warrant and 1,205,438 Shares reserved for issuance upon the exercise of outstanding stock options and other stock rights. Based upon the foregoing, the Purchaser believes that 11,373,265 Shares constitute a majority of the outstanding Shares on a fully diluted basis, excluding the Shares to be issued upon the exercise of the Yucaipa Warrant.

     The Company has advised the Purchaser that, to the knowledge of the Company, all the directors and officers of the Company intend to tender their Shares pursuant to the Offer.

     The Merger Agreement is more fully described in Section 11. Certain federal income tax consequences of the sale of the Shares pursuant to the Offer and the exchange of Shares for the Per Share Amount pursuant to the Merger are described in Section 5.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                THE TENDER OFFER

     1. TERM OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment, purchase and pay for all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, November 16, 1998, unless and until the Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SATISFACTION OF THE MINIMUM CONDITION AND THE EXPIRATION OR TERMINATION OF ALL APPLICABLE WAITING PERIODS UNDER THE HSR ACT. SEE SECTION 15, WHICH SETS FORTH IN FULL THE CONDITIONS TO THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT AND THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE PURCHASER RESERVES THE RIGHT, IN ITS SOLE DISCRETION, TO WAIVE ANY OR ALL CONDITIONS TO THE OFFER (OTHER THAN THE MINIMUM CONDITION) AND TO MAKE ANY OTHER CHANGES IN THE TERMS AND CONDITIONS OF THE OFFER. SUBJECT TO THE PROVISIONS OF THE MERGER AGREEMENT, INCLUDING THE PROVISIONS OF THE MERGER AGREEMENT DESCRIBED IN THE NEXT PARAGRAPH, AND THE APPLICABLE RULES AND REGULATIONS OF THE COMMISSION, IF BY THE EXPIRATION DATE ANY OR ALL OF SUCH CONDITIONS TO THE OFFER HAVE NOT BEEN SATISFIED, THE PURCHASER RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO (i) TERMINATE THE OFFER AND RETURN ALL TENDERED SHARES TO TENDERING STOCKHOLDERS, (ii) WAIVE SUCH UNSATISFIED CONDITIONS AND PURCHASE ALL SHARES VALIDLY TENDERED OR (iii) EXTEND THE OFFER AND, SUBJECT TO THE TERMS OF THE OFFER (INCLUDING THE RIGHTS OF STOCKHOLDERS TO WITHDRAW THEIR SHARES), RETAIN THE SHARES WHICH HAVE BEEN TENDERED, UNTIL THE TERMINATION OF THE OFFER, AS EXTENDED.

     Subject to the applicable rules and regulations of the Commission and the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, neither the Parent nor the Purchaser will waive the Minimum Condition, decrease the Per Share Amount payable in the Offer, decrease the number of Shares to be purchased in the Offer, change the form of consideration to be paid in the Offer, change or amend the conditions to the Offer set forth in the Merger Agreement, including Annex A thereto (the "Offer Conditions") or impose any additional conditions, change the expiration date of the Offer, or otherwise add, amend or waive any other terms of the Offer in a manner which is adverse to the holders of Shares. The Purchaser shall have no obligation to pay interest on the purchase price of tendered Shares, including in the event the Purchaser exercises its right to extend the period of time during which the Offer is open. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer pursuant to Section 15. Notwithstanding the foregoing, if on any scheduled expiration date of the Offer, which shall initially be 12:00 Midnight on Monday, November 16, 1998, all conditions to the Offer have not been satisfied or waived, the Purchaser may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 10 additional business days (but in no event will the Purchaser be required to extend the expiration date of the Offer beyond April 15, 1999). In addition, the Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (ii) extend the Offer if (A) the Offer Conditions have been satisfied or waived and (B) the number of Shares validly tendered and not withdrawn represent more than 65% but less than 90% of the issued and outstanding shares of each of the Voting Shares and the Non-Voting Shares; provided, however, that in no event shall the extensions permitted under the foregoing clause (ii) exceed, in the aggregate, 10 business days. Subject to the terms of the Offer, including the Offer Conditions, and subject to its right to extend the Offer in order to attempt to satisfy the requirements of Section 253 of the DGCL so that the Merger could be effected without a meeting of the Company's stockholders, the Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law.

     Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made in accordance with Rule 14e-1(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to holders of Shares), the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

     If the Purchaser makes a material change in the terms of the Offer or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer, other than a change in price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum 10 business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or a federal holiday and consists of the time period from 12:01 A.M. through 12:00 Midnight, New York City time.

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn commencing at the later of (x) the Expiration Date and (y) the satisfaction or waiver of the conditions of the Offer set forth in
Section 15, including, without limitation, the date of expiration or termination of all applicable waiting periods under the HSR Act, except to the extent, as described above, that the Purchaser extends the Offer in an effort to satisfy the requirements of Section 253 of the DGCL. In addition, subject to the applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares pending receipt of any other regulatory approvals specified in Section 16. Any such delays will be effected in compliance with Rule 14e-1(c) under the Exchange Act.

     For information with respect to approvals required to be obtained prior to the consummation of the Offer, including the HSR Act, see Section 16.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares ("Share Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in connection with a book-entry transfer, and (iii) any other documents required by the Letter of Transmittal.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry

Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to stockholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. If for any reason whatsoever acceptance for payment of or payment for any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then without prejudice to the Purchaser's rights set forth herein, the Depositary may nevertheless, on behalf of the Purchaser and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering stockholder is entitled to and duly exercises withdrawal rights as described in Section 4.

     If any tendered Shares are not accepted for payment for any reason or if Share Certificates are submitted for more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

     3. PROCEDURE FOR TENDERING SHARES. Valid Tenders. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (i) Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) must accompany each such delivery.

     Book-Entry Transfer. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER AND THE

DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) which is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) (any such financial institution an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holder of the Shares tendered and such holder has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available, or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all of the following conditions are satisfied:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form made available by the Purchaser is received by the Depositary as provided below on or prior to the Expiration Date; and

          (iii) the Share Certificates (or a Book-Entry Confirmation), representing all tendered Shares in proper form for transfer, together with the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange (the "NYSE") trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal. Accordingly, payment might not be made to all tendering stockholders at the same time and will depend upon when Share Certificates or Book-Entry Confirmations of such Shares are received into the Depositary's account at the Book-Entry Transfer Facility.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of the Purchaser and each of them as such stockholder's attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares, other securities or rights issued or issuable in respect of such Shares on or after the date hereof). All such powers of attorney and proxies shall be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney and proxies may be given nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares (and such other Shares and securities) for which such appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares and other securities, including voting at any meeting of stockholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may in the opinion of its counsel be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Federal Income Tax Withholding and Substitute Form W-9. Under the "backup withholding" provisions of federal income tax law, the Depositary may be required to withhold 31% of the amount of any payments of cash pursuant to the Offer. In order to avoid backup withholding, each stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the payor of such cash with such stockholder's correct taxpayer identification number ("TIN") on a substitute Form W-9 and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service ("IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 31%. All stockholders surrendering Shares pursuant to the Offer should complete and sign the substitute Form W-9 included in the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Depositary). Certain stockholders (including among others all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 of the Letter of Transmittal.

     Other Requirements. The Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering stockholder's representation and warranty that the stockholder is the holder of the Shares within the meaning of, and that the tender of the Shares complies with, Rule 14e-4(a)(4) under the Exchange Act.

     4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 17, 1998 unless theretofore accepted for payment as provided in this Offer to Purchase. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to purchase Shares validly tendered pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except as otherwise described in this Section 4.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then prior to the physical release of the certificates, the name of the registered holder (if different from the tendering stockholder) and the serial numbers shown on such certificates must be submitted to the Depositary, together with a signed notice of withdrawal, the signatures on which must be guaranteed by an Eligible Institution unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. The Purchaser reserves the absolute right to reject any and all withdrawals determined by it not to be in proper form. The Purchaser also reserves the absolute right to waive any defect or irregularity in any withdrawal of Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No withdrawal of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, the Parent, any of their affiliates or assigns, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3.

     5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The summary of tax consequences set forth below is for general information only and is based on the law as currently in effect. The tax treatment of each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, insurance companies, foreign corporations, foreign partnerships, foreign trusts, foreign estates, persons who are not citizens or residents of the United States, tax-exempt entities, stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation, and persons who received payments in respect of options to acquire Shares. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS AND CHANGES IN SUCH TAX LAWS.

     The receipt of cash pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also be a taxable transaction under applicable state, local, foreign income or other tax laws. Generally, for federal income tax purposes, a stockholder will recognize gain or loss in an amount equal to the difference between the cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's adjusted tax basis in the Shares purchased pursuant to the Offer or converted to cash in the Merger. Gain or loss will be calculated separately for each block of Shares tendered and purchased pursuant to the Offer or converted in the Merger, as the case may be. For federal income tax purposes, such gain or loss will be a capital gain or loss if the Shares are a capital asset in the hands of the stockholder, and a long-term capital gain or loss if the stockholder's holding period is more than one year as of the date the Purchaser accepts such Shares for payment pursuant to the Offer or the effective date of the Merger, as the case may be. In the case of a non-corporate stockholder, capital gain is currently eligible for a maximum federal income tax rate of 20% (10% for non-corporate stockholders in the 15% tax bracket) if the Shares were held for more than one year. There are limitations on the deductibility of capital losses.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Voting Shares are listed and traded on the NYSE and the Chicago Stock Exchange under the symbol "DFF". The Non-Voting Shares are not listed. According to the Company's 1997 Annual Report on Form 10-K for the fiscal year ended November 1, 1997 (the "1997 Annual Report"), prior to the Company's initial public offering on November 1, 1996, there was no trading market for the Voting Shares. The following table sets forth, for the quarters indicated, the high and low sales prices per Voting Share on the NYSE with respect to periods occurring in 1996, 1997 and 1998 as reported by the Dow Jones News Service. According to the 1997 Annual Report, the Company has not paid any dividends on its Common Stock since the initial public offering.

                                                              HIGH        LOW
                                                              ----        ---
YEAR ENDED NOVEMBER 2, 1996:
Fourth Quarter (from November 1)............................  $19 7/8     $19 1/2
YEAR ENDED NOVEMBER 1, 1997:
First Quarter...............................................   23 5/8      18 1/8
Second Quarter..............................................   23 3/4      17 3/4
Third Quarter...............................................   30 15/16    20 1/4
Fourth Quarter..............................................   38          25
YEAR ENDING OCTOBER 31, 1998:
First Quarter...............................................   42 1/8      34 1/8
Second Quarter..............................................   47 7/8      38 5/16
Third Quarter...............................................   49 3/4      37 1/8
Fourth Quarter (through October 16, 1998)...................   49 1/4      37 3/16

     On October 12, 1998, the last full trading day prior to announcement of the Offer, the closing sale price per Voting Share reported on the NYSE Composite Transactions Tape was $41 3/8. On October 16, 1998, the last full trading day before commencement of the Offer, the closing sale price per Voting Share reported on the NYSE Composite Transactions Tape was $48 3/8. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE VOTING SHARES.

     7. CERTAIN INFORMATION CONCERNING THE COMPANY. The information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. The summary information concerning the Company in this Section 7 and elsewhere in this Offer to Purchase is derived from the Company's 1997 Annual Report, the Company's Quarterly Reports on Form 10-Q for the quarters ended August 8, 1998 and August 9, 1997 (the "Company 10-Q's") and other publicly available information. The summary information set forth below is qualified in its entirety by reference to such reports (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available reports and documents filed by the Company with the Commission and other publicly available information. Although the Purchaser and the Parent do not have any knowledge that would indicate that any statements contained herein based upon such reports are untrue, neither the Purchaser nor the Parent assumes any responsibility for the accuracy or completeness of the information contained therein, or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and the Parent.

     General. The Company was incorporated in Delaware in January 1995 and shortly thereafter acquired Dominick's Finer Foods, Inc. by acquiring all of the outstanding capital stock of its parent, DFF Supermarkets, Inc. Approximately 13.6% of the outstanding Shares (without giving effect to the Shares issuable upon the exercise of the Yucaipa Warrant) are beneficially owned by affiliates of The Yucaipa Companies ("Yucaipa") and approximately 27.2% of the outstanding Shares are beneficially owned by affiliates of Apollo Advisors, L.P. Giving effect to the Shares issuable upon the exercise of the Yucaipa Warrant, Yucaipa and Apollo beneficially own approximately 49.8% of the outstanding Shares. The Company, together with its subsidiaries, is the second largest supermarket operator in the greater Chicago metropolitan area, with 112 stores operated under the Dominick's(R) name. The Company's store base consists of 18 conventional stores and 94 full-service combination food and drug stores. The Company also owns and operates two primary distribution facilities and a dairy processing plant. As of November 1, 1997, the Company had 19,449 employees of which approximately 75% were full-time employees. The Company's principal executive offices are located at 505 Railroad Avenue, Northlake, Illinois 60164. The telephone number of the Company at such offices is (708) 562-1000.

     Financial Information. Set forth below are certain selected consolidated financial data for the Company which was derived from the unaudited financial statements contained in the Company 10-Q's and the audited financial statements contained in the Company's 1997 Annual Report. According to the Company 10-Q's, the results of operations for the 40 weeks ended August 8, 1998 and August 9, 1997 contain all adjustments that are of a normal and recurring nature necessary to present fairly the financial position and results of operations for such period. The results for the 40 weeks ended August 8, 1998 are not necessarily indicative of the results that may be expected for the full year. More comprehensive financial information (including management's discussion and analysis of financial condition and results of operations) is included in the reports and other documents filed by the Company with the Commission, and the following financial data is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies thereof may be obtained from the offices of the Commission in the manner set forth below.

                         DOMINICK'S SUPERMARKETS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                   FOR THE 40 WEEKS ENDED                       FOR THE FISCAL YEAR ENDED
                               -------------------------------   -------------------------------------------------------
                               AUGUST 8, 1998   AUGUST 9, 1997   NOVEMBER 1, 1997   NOVEMBER 2, 1996   OCTOBER 28, 1995*
                               --------------   --------------   ----------------   ----------------   -----------------
                                         (UNAUDITED)                                    (AUDITED)
INCOME STATEMENT
Sales........................     $1,841.9         $2,000.1          $2,584.9           $2,512.0           $2,433.8
Cost of sales................      1,360.8          1,521.6           1,960.8            1,933.0            1,881.7
Gross profit.................        481.1            478.5             624.1              579.0              552.1
Selling, general and
  administrative expenses....        400.7            403.7             526.1              491.4              482.2
Restructuring charge.........           --               --              74.4                 --                 --
Termination of Consulting
  Agreement with Yucaipa.....           --               --                --               10.5                 --
Operating income.............         80.4             74.8              23.6               77.1               69.9
Interest expense.............         43.7             45.2              58.9               70.3               72.4
Income tax expense...........         17.9             14.9               3.6                7.4                3.5
Extraordinary item...........           --               --              23.6                6.3                4.6
Net income (loss)............     $   18.8         $   14.7          $  (62.5)          $   (6.9)          $  (10.6)
Preferred stock dividend and
  accretion..................           --               --                --                7.9                6.3
Net income (loss) available
  to common stockholders.....     $   18.8         $   14.7          $  (62.5)          $  (14.8)          $  (16.9)
Diluted earnings (loss) per
  common share...............     $   0.78         $   0.66          $  (2.93)          $  (0.96)          $  (1.10)
Weighted average shares
  outstanding-diluted........         24.3             22.4              21.4               15.6               15.4
BALANCE SHEET (END OF PERIOD)
Working capital surplus
  (deficit)..................     $  (76.8)        $  (29.4)         $  (62.0)          $   17.1                 **
Total assets.................      1,192.5          1,176.0           1,148.8            1,153.0                 **
Total goodwill...............        367.6            411.8             375.3              420.2                 **
Total debt...................        646.2            567.6             601.3              540.7                 **
Stockholders' equity.........     $  135.9         $  193.8          $  116.6           $  179.1                 **

------------
 * Pro Forma
** Not available in the reports and other documents publicly filed by the Company with the Commission

     The Company is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Company is required to disclose in such proxy statements certain information, as of particular dates, concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the library of the NYSE, 20 Broad Street, New York, New York 10005.

     8. CERTAIN INFORMATION CONCERNING THE PURCHASER AND THE PARENT. The Purchaser, a Delaware corporation and a wholly-owned subsidiary of the Parent, was organized for the sole purposes of entering into the Merger Agreement and the Stockholders Agreement and consummating the transactions contemplated thereby, including making the Offer, and has not carried on any activities to date other than those incident to its formation, entering into such agreements and the commencement of the Offer.

     The Parent was originally incorporated in Delaware in 1986 under the name "SSI Holdings Corporation". The Parent, together with its subsidiaries, is the second largest food and drug chain in North America (based on sales) as of the date of this Offer to Purchase. As of September 12, 1998, the Parent operated 1,381 stores. The Parent's retail operations are located principally in northern California, southern California, Oregon, Washington, Colorado, Arizona, the Mid-Atlantic region and western Canada. In support of its retail operations, the Parent has an extensive network of distribution, manufacturing and food processing facilities. In April 1997, the Parent completed its merger with The Vons Companies, Inc. ("Vons"). The Parent also holds a 49% interest in Casa Ley, S.A. de C.V., which operated 75 food and general merchandise stores in western Mexico as of September 12, 1998. The Parent has approximately 147,000 employees.

     Both the Parent and the Purchaser have their principal executive offices at 5918 Stoneridge Mall Road, Pleasanton, California 94588. The telephone number for both the Parent and the Purchaser is (925) 467-3000.

     The name, citizenship, business address, principal occupation or employment and five-year employment history of each of the directors and executive officers of the Purchaser and the Parent and certain other information are set forth in
Schedule I hereto.

     The Parent is subject to the informational filing requirements of the Exchange Act and in accordance therewith is obligated to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. The Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning the Parent's directors and officers, their remuneration, options granted to them, the principal holders of the Parent's securities and any material interest of such persons in transactions with the Parent. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Such reports, proxy statements and other information may also be obtained at the Web site that the Commission maintains at http://www.sec.gov. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Except to the extent that the Shares owned by the Principal Stockholders and the Yucaipa Warrant may be deemed to be beneficially owned by the Parent and the Purchaser pursuant to Rule 13d-3 under the Exchange Act as a result of the execution of the Stockholders Agreement, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I hereto nor any associate or majority-owned subsidiary of the Purchaser, the Parent or any of the persons so listed, beneficially owns or has a right to acquire directly or indirectly any Shares, and none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons or entities referred to above, nor any of their respective executive officers, directors or subsidiaries, has effected any transactions in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, since November 1, 1994, there have been no (i) transactions or series of similar transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and
(x) the Company or any of its affiliates which are corporations, on the other hand, or (y) executive officers, directors or affiliates of the Company which are not corporations, on the other hand, involving an aggregate amount exceeding $40,000 or (ii) contacts, negotiations or transactions between any of the Parent, the Purchaser or, to the best knowledge of the Purchaser and the Parent, any of the persons listed in Schedule I hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets.

     Except for the Merger Agreement and the Stockholders Agreement, to the best knowledge of the Parent and the Purchaser, (a) there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the persons named in Schedule I hereto and between such persons and any person with respect to any securities of the Company, including but not limited to, transfer or voting of any of the securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees or profits, division of profits or loss, or the giving or withholding of proxies, and (b) except for the pledge of 1,480,201 Shares held by Yucaipa Blackhawk Partners, L.P. to Salomon Smith Barney for collateral purposes in connection with a margin account, for which such stockholder has agreed to obtain a release prior to the tender of the related Shares in the Offer, none of the Shares are pledged otherwise subject to a contingency, the occurrence of which would give another person voting power or investment power over the Shares.

     9. SOURCE AND AMOUNT OF FUNDS. The total amount of funds required by the Purchaser to purchase all outstanding Shares pursuant to the Offer and to pay fees and expenses related to the Offer and the proposed Merger is estimated to be approximately $1.2 billion. The Purchaser plans to obtain all funds needed for the Offer and the proposed Merger through capital contributions or advances made by the Parent. The Parent plans to obtain the funds for such capital contributions and advances from its existing committed bank credit facility and/or the issuance of commercial paper. The Parent also may obtain funds through borrowings under a credit facility with one or more commercial banks in respect of which the Parent has obtained a commitment letter providing additional availability of $500 million. Such commitment letter indicates the bank's willingness to provide funding on customary terms and conditions. In addition, the Parent may choose to offer debt securities to the public on terms not yet determined. Any debt incurred to fund the purchase of the Shares in the Offer is expected to be repaid from funds internally generated by the Parent and its subsidiaries. The Offer is not conditioned on obtaining financing.

     The Parent, together with its wholly owned subsidiaries, Vons and Canada Safeway Limited, is party to a bank credit agreement with a syndicate of banks for which Bankers Trust Company is the administrative agent (the "Bank Credit Agreement"). Of the $2.9 billion credit facility, $2.0 billion matures in 2002 and has two one-year extension options and $0.9 billion is renewable annually through 2004. The restrictive covenants of the Bank Credit Agreement limit the Parent with respect to, among other things, creating liens upon its assets and disposing of material amounts of assets other than in the ordinary course of business. The Parent also is required to meet certain financial tests under the Bank Credit Agreement. Borrowings under the Bank Credit Agreement are made on an unsecured basis. At September 12, 1998, the Company had total unused borrowing capacity under the Bank Credit Agreement of $1.5 billion.

     U.S. dollar borrowings under the Bank Credit Agreement carry interest at one of the following rates selected by the Parent: (i) the prime rate; (ii) the rate based on rates at which Eurodollar deposits are offered to first-class banks by the lenders in the Bank Credit Agreement plus a pricing margin based on the Parent's debt rating or interest coverage ratio (the "Pricing Margin"); or
(iii) rates quoted at the discretion of the lenders. Canadian borrowings denominated in U.S. dollars carry interest at one of the following rates selected by the Parent; (i) the Canadian base rate; or (ii) the Canadian Eurodollar rate plus the Pricing Margin. Canadian borrowings denominated in Canadian dollars carry interest at one of the following rates selected by the
Company: (i) the Canadian prime rate or (ii) the rate for Canadian bankers acceptances plus the Pricing Margin.

     10. BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY. On August 17, 1998, Steven A. Burd, the President, Chief Executive Officer and Chairman of the Parent, made an unsolicited call to Ronald W. Burkle, the Chairman of the Company and a principal of Yucaipa, and inquired whether the Company would be interested in exploring a possible transaction. Mr. Burkle informed Mr. Burd that the Company intended to retain an investment banker and said that the Parent would have an opportunity to make a proposal.

     On August 19, 1998 the Company issued a press release announcing that it had retained an investment bank to assist it in the evaluation of various strategic alternatives, including acquisitions, mergers or other business combinations or other transactions that would enhance shareholder value.

     On August 21, 1998, the Parent sent the Company a request for certain preliminary financial and operational information concerning the Company. Between August 24 and August 28, 1998, the Parent and the Company negotiated the terms of a draft confidentiality agreement. On August 28, 1998, the Company and the Parent entered into a confidentiality agreement (the "Confidentiality Agreement"), and commencing on August 28, the Company and DLJ supplied the Parent with certain confidential information regarding the Company and its business, operations, results of operations and financial condition and the Company's senior management afforded the Parent a telephonic question and answer session.

     On August 26, 1998, Yucaipa, on behalf of the Company, asked the Parent to provide preliminary indications of interest by September 4, 1998.

     On September 4, 1998, the Parent informed DLJ of the Parent's preliminary expression of interest in acquiring the Company at a purchase price ranging from the high $40's to $50 per Share, subject to satisfactory completion of its due diligence and negotiation of a satisfactory acquisition agreement.

     On September 17, 1998, the Company delivered a presentation to the senior management of the Parent in Chicago, Illinois. Following the presentation, members of the Parent's senior management met with Mr. Burkle, Robert A. Mariano, the President and Chief Executive Officer of the Company, and certain other members of Yucaipa's and the Company's senior management to discuss the Company's business, operations, results of operations and financial condition, and members of the Parent's senior management and of the Company's senior management visited several of the Company's store locations. From September 17 through September 19, 1998, representatives of the Parent conducted a due diligence investigation of the Company in Chicago, Illinois.

     On September 23, 1998, DLJ invited the Parent to submit a written offer to acquire all of the outstanding stock of the Company or to engage in such other transaction as the Parent wished to propose. In connection therewith, the Company furnished the Parent with forms of cash and stock merger agreements. The Company requested a response from the Parent by October 1, 1998.

     On September 25 and 29, 1998, representatives of the Parent conducted a further due diligence investigation of the Company in Chicago, Illinois.

     On October 1, 1998, the Parent sent the Company and DLJ a proposal letter indicating the Parent's willingness to pay at least $48 per share in cash to acquire all of the outstanding Shares, subject to the approval of the Parent's Board of Directors and the satisfactory review of certain additional information about the Company. The Company and DLJ subsequently contacted the Parent to seek clarification of the offer to pay at least $48 per share and to suggest that the price be raised.

     Between October 1 and October 5, 1998, at the request of the Parent, representatives of the Company made available to the Parent certain additional financial, legal and operational information regarding the Company. In addition, representatives of the Parent and representatives of the Company had telephonic discussions regarding the proposed price, the basis on which the Parent would be willing to submit a firm proposal to acquire the Company and the expected timing thereof.

     On October 6, 1998, the Parent sent the Company and DLJ a letter submitting a firm proposal to acquire all of the outstanding Shares for a price of $49 per Share. The letter was followed by proposed revisions to the draft Merger Agreement, and a draft Stockholders Agreement providing for the Principal Stockholders to tender their Shares in the Offer, to grant an option to acquire their Shares at $49 per Share in cash under certain circumstances, and certain other matters. The Parent indicated that execution by the Principal Stockholders of such an agreement would be a condition to the execution of a definitive Merger Agreement.

     During the period from October 8 through October 13, 1998, representatives of the Parent and the Company discussed the terms of a possible acquisition and negotiated the terms of the Merger Agreement, and representatives of the Parent and the Principal Stockholders negotiated the terms of the Stockholders Agreement.

     On October 12, 1998, the Board of Directors of the Parent approved the acquisition by the Purchaser of the Company for a purchase price of $49 in cash per Share and the transactions contemplated by the Merger Agreement and the Stockholders Agreement. On October 13, 1998, the Merger Agreement and the Stockholders Agreement were executed, and the Merger was publicly announced.

     On October 19, 1998, the Purchaser commenced the Offer.

     The Parent is filing with the Commission on the date of this Offer to Purchase a Schedule 13D reporting Shares that may be deemed to be beneficially owned by the Parent and its affiliates as a result of the Stockholders Agreement. See Section 11.

     11. THE MERGER AGREEMENT. The following is a summary of the Merger Agreement, which summary is qualified in its entirety by reference to the Merger Agreement, which is filed as an exhibit to the Parent's Tender Offer Statement on Schedule 14D-1 (the "Schedule 14D-1") and incorporated herein by reference.

     The Offer. The obligations of the Purchaser to accept for payment, purchase and pay for any and all shares validly tendered on or prior to the expiration of the Offer and not withdrawn are subject to the satisfaction of the Minimum Condition and the other Offer Conditions, any of which conditions may be waived by the Purchaser in its sole discretion, except that the Purchaser may not waive the Minimum Condition without the prior written consent of the Company. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 15 shall have occurred or shall have been determined by the Purchaser to have occurred, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary. Under the terms of the Merger Agreement, however, without the written consent of the Company, neither the Parent nor the Purchaser will waive the Minimum Condition, decrease the Per Share Amount payable in the Offer, decrease the number of Shares to be purchased in the Offer, change the form of consideration to be paid in the Offer, change or amend the Offer Conditions or impose any additional conditions, change the expiration date of the Offer, or otherwise add, amend or waive any other terms of the Offer in a manner which is adverse to the holders of Shares. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer upon the failure of the conditions in Section 15 to be satisfied on the Expiration Date. Notwithstanding the foregoing, if on any scheduled expiration date of the Offer, which shall initially be 12:00 Midnight on Monday, November 16, 1998, all conditions to the Offer have not been satisfied or waived, the Purchaser may, and at the request of the Company shall, from time to time, extend the expiration date of the Offer for up to 10 additional business days (but in no event will the Purchaser be required to extend the expiration date of the Offer beyond April 15, 1999). In addition, the Purchaser may, without the consent of the Company, (i) extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer, and (ii) extend the Offer if (A) the Offer Conditions have been satisfied or waived and (B) the number of Shares validly tendered and not withdrawn represent more than 65% but less than 90% of the issued and outstanding shares of each of the Voting Shares and the Non-Voting Shares; provided, however, that in no event shall the extensions permitted under the foregoing clause (ii) exceed, in the aggregate, 10 business days. Subject to the terms of the Offer, including the Offer Conditions, and except to the extent the Offer is extended, the Purchaser will accept for payment, purchase and pay for all Shares validly tendered and not withdrawn as soon as it is permitted to do so under applicable law. The Purchaser shall have the right, in its sole discretion, to extend the Offer as described above notwithstanding the prior satisfaction of the Offer Conditions, in order to attempt to satisfy the requirements of Section 253 of the DGCL so that the Merger could be effected without a meeting of the Company's stockholders.

     The Minimum Condition requires that at least that number of Shares (including Voting Shares and Non-Voting Shares) constituting more than 50% of the total issued and outstanding Shares (determined on a fully-diluted basis without giving effect to the Shares issuable upon the exercise of the Yucaipa Warrant) on the date such Shares are purchased shall have been validly tendered and not withdrawn prior to the expiration of the Offer.

     The Merger. The Merger Agreement provides that, at the Effective Time and subject to the conditions set forth therein (and including those described in Section 15 hereof) and the provisions of the DGCL, the Purchaser shall be merged with and into the Company in accordance with the DGCL and substantially in the manner described in the Offer, the separate corporate existence of the Purchaser shall cease, and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation"). At the Parent's election, any direct or indirect subsidiary of the Parent other than the Purchaser may be merged with and into the Company instead of the Purchaser so long as such election (i) does not cause or result in a delay or postponement of the consummation of the Offer or the Effective Time and (ii) does not relieve the Purchaser of any of its obligations under the Merger Agreement.

     Pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company, if any, and each Share owned by the Parent or the Purchaser, or by any direct or indirect wholly-owned subsidiary of any of them and Dissenting Shares) shall be converted into the right to receive the Per Share Amount, without interest, less any withholding taxes required under applicable law.

     Treatment of Stock Options and Other Company Stock Rights. Pursuant to the Merger Agreement, prior to the Effective Time, the Company may accelerate to the day after the Effective Time the vesting of unvested nonqualified and incentive stock options (or any portion thereof) granted to certain employees of the Company and its subsidiaries pursuant to the Company's Restated 1995 Stock Option Plan and 1996 Equity Participation Plan (and, collectively with the vested portion of such stock options, the "Accelerated Options"); provided, however, that other than the Accelerated Options, neither the Company, the Company Board nor any committee thereof may accelerate the vesting or exercisability of any stock option, restricted stock award, performance award, dividend equivalent, deferred stock, stock payment, stock appreciation right or share of capital stock (collectively, the "Company Stock Rights") granted, awarded, earned or purchased pursuant to any of the Company's Restated 1995 Stock Option Plan, 1996 Equity Participation Plan, Directors Deferred Compensation and Restricted Stock Plan and 1997 Employee Stock Purchase Plan or any other stock option, performance unit or similar plan of the Company and its subsidiaries (the "Stock Plans") prior to the Effective Time. Prior to the Effective Time, the Company will enter into agreements in respect of the Accelerated Options, which agreements will provide for the payment, upon surrender of each Accelerated Option on the day after the Effective Time, of an amount of cash per Share subject to each Accelerated Option equal to the excess, if any, of the Per Share Amount over the exercise price of such Accelerated Option (the "Spread Per Share") less an amount equal to all taxes required to be withheld from such payment. Any such Company Stock Rights not so surrendered or otherwise exercised prior to the Effective Time shall terminate at the Effective Time in accordance with the terms of the applicable Stock Plan or the relevant agreements with optionees. The Parent shall cause the Company to pay, on the day after the Effective Time, the aggregate Spread Per Share to the holders of the surrendered Accelerated Options.

     Pursuant to the Merger Agreement, the Parent will also assume the vested and unvested portion of certain outstanding nonqualified and incentive stock options granted to certain employees of the Company or its subsidiaries (the "Assumed Options"). The Company will provide that at the Effective Time, all outstanding Assumed Options will be converted automatically into options to purchase shares of common stock, par value $.01 per share, of the Parent ("Common Stock") (collectively, "New Stock Rights") in an amount and, if applicable, at an exercise price determined as follows: (i) the number of shares of Parent Common Stock to be subject to the New Stock Right shall be equal to the product of (x) the number of Shares remaining subject (as of immediately prior to the Effective Time) to the Assumed Option multiplied by (y) the quotient obtained by dividing the Per Share Amount by the average of the closing prices of the Parent Common Stock on the NYSE as reported on the NYSE Composite Transactions Tape for the 15 trading days randomly selected by lot out of the 35 trading days ending on the second trading day preceding the Effective Time (the "Conversion Ratio"); provided, that any fractional shares shall be rounded down to the nearest share; and (ii) the exercise price per share of Parent Common Stock under the New Stock Right shall be equal to the exercise price per Share under the original Company Stock Right divided by the Conversion Ratio, provided that such exercise price shall be rounded down to the nearest cent.

     The unvested portion of such New Stock Right shall otherwise continue in effect on the same terms and conditions (including antidilution, vesting and exercisability provisions) as were in effect for the Company Stock Rights prior to the Effective Time (except that any references to the Company shall be deemed, as appropriate, to include the Parent); provided, however, that any New Stock Rights held by an employee or consultant of the Company or any subsidiary whose employment or consulting arrangement, as the case may be, is terminated without Cause (as defined in the Merger Agreement) or is subject to a Constructive Termination (which term shall be defined in the agreements entered into with the holders of the applicable Company Stock Rights in a manner consistent with the definition of such term contained in the employment or consulting agreements entered into with such individuals on October 9, 1998), in either case after the Effective Time, shall become fully vested on the date of such termination. The adjustments provided for in the Merger Agreement with respect to any options that are "incentive stock options" (as defined in Section 422 of the Code shall be, and are intended to be, effected in a manner which is consistent with Section 424(a) of the Code.

     The Merger Agreement also provides that, other than the Accelerated Options, the Assumed Options and any Company Stock Rights otherwise exercised prior to the Effective Time, all other Company Stock Rights will terminate at the Effective Time in accordance with the applicable Stock Plan or such agreements with the holders of such Company Stock Rights.

     After the Effective Time, no holder of a Company Stock Right or any participant in any Stock Plan will have any right thereunder to acquire capital stock of the Company, the Purchaser or the Surviving Corporation.

     Upon the acceptance for payment of the Shares in the Offer, the Purchaser or the Parent will purchase from Yucaipa that certain Class A Common Stock Purchase Warrant No. W-1 issued by the Company to Yucaipa on March 22, 1995, as amended (the "Yucaipa Warrant") for an amount equal to the product of 3,874,492 (the number of Shares underlying the Yucaipa Warrant) and the excess of the Per Share Amount ($49) over the per share exercise price ($20.732 as of the date hereof) for the Yucaipa Warrant.

     The Merger Agreement provides that, unless otherwise stipulated, Dissenting Shares shall not be converted into the right to receive the Per Share Amount applicable to such Shares at or after the Effective Time but shall be entitled to receive such amount as shall be determined pursuant to Section 262 of the DGCL unless and until the holder of such Dissenting Shares shall have failed to perfect or withdrawn or lost such right to appraisal and payment under the DGCL. If a holder of Dissenting Shares shall have so failed to perfect or shall have effectively withdrawn or lost such right to appraisal and payment, or if it is determined that such holder does not have appraisal rights in accordance with the DGCL, then such holder's Dissenting Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Per Share Amount applicable to such Shares, without any interest thereon.

     The Merger Agreement also provides that at the Effective Time and without any further action on the part of the Company or the Purchaser, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation subject to certain changes described in the Merger Agreement. At the Effective Time and without any further action on the part of the Company or the Purchaser, the By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation. The Merger Agreement provides that the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the applicable provisions of the Certificate of Incorporation and By-Laws of the Surviving Corporation, until their successors shall be duly elected or appointed and qualified. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, until their respective successors are duly elected or appointed (as the case may be) and qualified.

     Stockholders Meeting. The Merger Agreement provides that to the extent necessary to consummate the Merger, as soon as practicable following the acquisition by the Purchaser of at least that number of Shares which constitutes more than 50% of the issued and outstanding Shares (determined on a fully diluted basis without giving effect to the Shares issuable upon the exercise of the Yucaipa Warrant) (the "Minimum Shares") pursuant to the Offer, the Company is required to, in accordance with applicable law, its Certificate of Incorporation and By-Laws, convene and hold a meeting of its stockholders for the purpose of approving and adopting the Merger Agreement and the transactions contemplated thereby (the "Stockholders' Meeting"). The Company (i) is required to recommend (and include such recommendation in the proxy statement, if any, with respect to such Stockholders' Meeting) that the holders of the Shares accept the Offer and approve the Merger Agreement and the other transactions contemplated thereby, including the Merger, and (ii) is required to take all reasonable and lawful action to solicit and obtain such approval. Subject to the provisions of the following sentence, the Company Board may not withdraw, amend or modify in a manner adverse to the Parent its recommendation referred to in clause (i) of the preceding sentence (or announce publicly its intention to do so), provided that disclosure of the receipt of an Alternative Transaction (as defined below) or the fact that the Company Board is considering such Alternative Transaction or reviewing it with its advisors (to the extent the Company Board shall have determined in good faith that such disclosure is required by law or any applicable securities exchange requirements) shall not constitute such a withdrawal, modification or amendment. Prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, the Company Board shall be permitted (each of the following is referred to herein as, a "Permitted Action") (A) to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, in a manner adverse to the Parent or (B) to approve or recommend or enter into an agreement with respect to a Superior Transaction (as defined below) if (1) the Company has complied with the provisions described under "No Solicitation of Transactions" below, (2) a Superior Transaction shall have been proposed by any person other than the Parent and such proposal is pending at the time of such action, (3) the Company Board shall have determined in good faith, based on the advice of its outside legal counsel, that the failure to withdraw, amend or modify its recommendation or to approve or recommend or enter into such Superior Transaction would constitute a breach of its fiduciary duties under applicable law and (4) the Company shall have notified Parent of such Superior Transaction proposal at least three business days in advance of such action.

     "Alternative Transaction" shall mean any of the following events: (i) any merger, consolidation or business combination between the Company or any of its significant subsidiaries and any person other than the Parent, the Purchaser or any of their respective affiliates (a "third party"); (ii) the acquisition or purchase by a third party of 25% or more of the capital stock (including securities exercisable or exchangeable for or convertible into capital stock) of the Company or any material equity interest in any of its significant subsidiaries or the consolidated assets of the Company and its subsidiaries, taken as a whole; (iii) any tender offer or exchange offer which, if consummated, would result in any third party owning 25% or more of the Shares; or (iv) any proposal or offer with respect to the foregoing.

     "Superior Transaction" shall mean any bona fide Alternative Transaction involving at least 60% of the outstanding Shares on terms that the Company Board determines in its good faith judgment (after consultation with DLJ or another financial advisor of nationally recognized reputation, taking into account all the terms and conditions of the Alternative Transaction, including any break-up fees, expense reimbursement provisions, conditions to consummation and all other legal, financial, regulatory and other aspects of the proposal and, to the extent relevant to any of the foregoing, the identity of the person proposing the Superior Transaction) are more favorable to the Company's stockholders from a financial point of view than the Merger Agreement and the Merger taken as a whole.

     At the Stockholders' Meeting, the Parent will vote, or cause to be voted, all Shares then owned by it or the Purchaser or any of the Parent's other subsidiaries or affiliates in favor of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that, notwithstanding the foregoing, in the event that the Purchaser acquires at least 90% of the outstanding shares of each class of the capital stock of the Company following expiration of the Offer, the Company will not be required to call the Stockholders' Meeting or file and mail a proxy statement and the parties will, at the request of the Purchaser and subject to the provisions of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such expiration without a meeting of the Company's stockholders in accordance with Section 253 of the DGCL.

     Proxy Statement. The Merger Agreement provides that, if required under applicable law in order to effect the Merger, then promptly after consummation of the Offer, the Company will file the Proxy Statement with the Commission under the Exchange Act and will use its reasonable best efforts to have it cleared by the Commission. The Parent, the Purchaser and the Company have agreed to cooperate with each other in the preparation of the Proxy Statement, including, in the case of the Parent and the Purchaser, by furnishing to the Company the information relating to it required to be set forth in the Proxy Statement. The Company has agreed to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the Commission with respect to the Proxy Statement and any preliminary version thereof filed by it and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time.

     Designation of Directors. The Merger Agreement provides that, promptly upon acceptance for payment of, and payment by the Purchaser in accordance with the Offer for, not less than a majority of the outstanding Shares (on a fully diluted basis without giving effect to shares issuable upon the exercise of the Yucaipa Warrant) pursuant to the Offer, the Purchaser will be entitled to designate such number of members of the Company Board, rounded up to the next whole number, equal to that number of directors which equals the product of the total number of directors on the Company Board (after giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that such number of Shares owned in the aggregate by the Purchaser or the Parent, upon such acceptance for payment, bears to the number of Shares outstanding. Notwithstanding the foregoing, until the Effective Time there shall be at least one Continuing Director (as defined in the Merger Agreement). The Company will, upon request of the Purchaser and on the date of such request, (i) either increase the size of the Company Board or secure the resignations of such number of its incumbent directors as is necessary to enable the Parent's designees to be so elected to the Company Board, and (ii) cause the Parent's designees to be so elected.

     Access to Information; Confidentiality. Pursuant to the Merger Agreement and subject to the terms thereof, from the date thereof to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will, and will cause its subsidiaries, officers, directors, employees, auditors and other agents, upon reasonable notice, to afford the officers, employees, auditors and other agents of the Parent reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities and to all books and records of the Company and its subsidiaries and will furnish the Parent and the Purchaser and their officers, employees and agents all financial, operating and other data and information as the Parent and the Purchaser may reasonably request.

     The Merger Agreement further provides that each of the Company and the Parent will cause its directors, officers, employees, agents, advisors and controlling persons to hold all nonpublic information obtained by the Parent and the Purchaser pursuant to the above paragraph in confidence on the same terms and conditions as set forth in the Confidentiality Agreement.

     In order to facilitate an orderly transition of the business of the Company to the Parent and to permit the coordination of their related operations on a timely basis, the Company has agreed, to the extent reasonably practicable and permitted by applicable law, to consult with the Parent on significant strategic and financial and operational matters, including, without limitation, retail operations, store openings, closings and remodelings, marketing, advertising and personnel.

     No Solicitation of Transactions. The Merger Agreement required that, immediately following the execution thereof, the Company cease, and cause its subsidiaries and their respective officers, directors, employees, representative and agents engaged in connection with the transactions contemplated by the Merger Agreement to cease, any existing discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any Alternative Transactions. Neither the Company nor any of its subsidiaries, nor any of their respective directors, officers, employees or representatives and agents engaged by the Company in connection with the transactions contemplated by the Merger Agreement is permitted, directly or indirectly, to solicit, initiate, facilitate or encourage the making of any proposal for an Alternative Transaction, participate in any discussions or negotiations with, or provide any information to, any person (other than the Parent, the Purchaser and their designees) concerning an Alternative Transaction or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company and its subsidiaries, provided, however, that the Company (and its subsidiaries and its and their respective officers, directors, employees, representatives or agents) may, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, participate in negotiations or discussions with, or provide any information to, any person concerning an Alternative Transaction not solicited after the date of the Merger Agreement which is submitted in writing by such person to the Company Board after the date of the Merger Agreement if (i) the Company Board, in its good faith judgment, believes that such Alternative Transaction could reasonably be expected to result in a Superior Transaction and (ii) determines in good faith, based on the advice of outside legal counsel, that the failure to participate in such discussions or negotiations or to furnish such information would constitute a breach of its fiduciary duties under applicable law; provided, however, that prior to participating in any such discussions or negotiations or furnishing any information, the Company receives from such third party an executed confidentiality agreement on terms at least as favorable to the Company, in all material respects, as those contained in the Confidentiality Agreement, and provided further, that the Company provides prompt notice to the Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, a third party. None of the above-described restrictions will prohibit the Company Board from complying with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer by a third party. The Company is obligated to notify the Parent promptly if it receives any unsolicited proposal concerning an Alternative Transaction, the identity of the person making any such proposal and all the terms and conditions thereof and is required to advise the Parent periodically of all material developments relating thereto.

     Directors and Officers Indemnification and Insurance. The Merger Agreement provides that at all times after the Effective Time, the Parent will cause the Surviving Corporation to indemnify and hold harmless each person who was as of the date of the Merger Agreement, or has been at any time prior to the date of the Merger Agreement, an officer or director of the Company or of any of the Company's subsidiaries (individually, an "Indemnified Party") with respect to any losses, claims, damages, judgments, settlements, liabilities, costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to actual or alleged acts or omissions by them in their capacities as such occurring at or prior to the Effective Time (an "Indemnified Liability") to the fullest extent that the Company or such subsidiaries would have been permitted, under applicable law and the Certificate of Incorporation or By-laws of the Company or the organizational documents of such subsidiaries each as in effect as of the date of the Merger Agreement. In connection with the foregoing, the Parent will cause the Surviving Corporation to purchase a four-year extended reporting period endorsement under the Company's existing directors and officers liability insurance policies, for a total amount not in excess of 175% of the last annual premium paid by the Company for such existing insurance policies prior to the date of the Merger Agreement; provided that such extended reporting period endorsement will extend the directors and officers liability coverage on terms that, in all material respects, are no less advantageous to the intended beneficiaries thereof than such existing directors and officers liability insurance policies.

     Without limiting the foregoing, the Merger Agreement also provides that the Parent will cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law upon receipt from an Indemnified Party of an undertaking to reimburse the amounts so advanced in the event of a final determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto. To the extent that the Surviving Corporation fails to comply with its indemnification obligations as provided in the Merger Agreement, the Parent has agreed to indemnify and hold harmless each of the Indemnified Parties to the same extent as the Surviving Corporation was required to indemnify such Indemnified Parties thereunder.

     Filings; Reasonable Efforts. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, each of the parties thereto will use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement, including, without limitation
(i) cooperating in the Offer and the preparation and filing of the Proxy Statement, required filings under the HSR Act and any amendments to the foregoing, (ii) using its reasonable best efforts to make promptly all required regulatory filings and applications and to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the transactions contemplated by the Merger Agreement and to fulfill the conditions to the Offer and the Merger,
(iii) cooperating in all respects with each other in connection with obtaining antitrust clearance and with any investigation or other inquiry, including any proceeding initiated by a private party, in connection with the transactions pursuant to the Merger Agreement and (iv) keeping the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, neither the Parent nor the Company, in connection with the receipt of any regulatory approval, will be required by the terms of the Merger Agreement to proffer or agree (i) to sell or hold separate or agree to sell, divert or discontinue or to limit any assets, businesses or interest in any assets or businesses of the Parent, the Company or any of their respective affiliates (or to consent to any sale or agreement to sell or discontinuance or limitation by the Parent or the Company, as the case may be, of any of its assets or business) or (ii) agree to any conditions relating to, or changes or restrictions in, the operations of any such asset or business which, in either case, is reasonably likely to materially and adversely impact the economic or business benefits to such party of the transactions contemplated by the Merger Agreement.

     Conduct of Business Pending the Merger. The Company has agreed that, during the period from the date of the Merger Agreement until the Effective Time, the businesses of it and its subsidiaries will be conducted, in all material respects, in the ordinary course and in a manner consistent with past practice and, in all material respects, in compliance with applicable laws. The Company will also use its best efforts during such period to preserve substantially intact the business organization of the Company and its subsidiaries, to keep available the services of its present officers, employees and consultants, and to preserve, in all material respects, its relationships with customers, suppliers, advertisers, distributors and other persons with which the Company or any of its subsidiaries has significant business relations.

     The Company and its subsidiaries will also refrain from taking various actions without the Parent's consent pending consummation of the Merger. These limitations cover, among other things, making capital expenditures beyond specified limits, incurring debt beyond specified limits, making changes in governing documents, making changes in its capital stock, declaring or paying any dividend or other distribution, engaging in any material corporate transaction, including acquisitions and dispositions, increasing or granting any severance or termination pay (except to the extent required, subject to certain limits, under existing policies or agreements), increasing the compensation payable to its directors, officers and employees (except to the extent required under existing plans or agreements), entering into or modifying contracts (including leases and collective bargaining agreements) beyond specified limits, changing tax or accounting policies, making any material tax election, paying or discharging any claims, liabilities or obligations, settling any litigation beyond specified limits, adopting a plan of complete or partial dissolution and entering into transactions with affiliates.

     Employee Benefits Matters. The Purchaser has agreed that during the period commencing at the Effective Time and continuing until December 31, 1999, the Parent will cause the Surviving Corporation to continue to provide to employees of the Company and its subsidiaries (excluding employees covered by collective bargaining agreements) as a whole, medical, health, dental, life insurance, long-term disability, severance, pension, Section 401(k), retirement or savings plans, policies or arrangements (collectively, "Employee Benefits") which, in the aggregate, are no less favorable to such employees than the Employee Benefits provided to such employees as of the date of the Merger Agreement. The Company and the Surviving Corporation shall pay promptly or provide when due all compensation and benefits required to be paid pursuant to the terms of any benefit arrangements, multi-employer plans, pension plans and welfare plans (collectively, "Employee Plans") or any individual agreement with any employee, former employee, director or former director in effect and disclosed to the Parent as of the date of the Merger Agreement. The Merger Agreement provides that for all Employee Benefits (including Employee Plans and programs of the Parent and its affiliates after the Effective Time), all service with the Company or any of its Subsidiaries prior to the Effective Time of employees (excluding employees covered by collective bargaining agreements) shall be treated as service with the Parent and its affiliates for eligibility and vesting purposes and for benefit accruals for purposes of severance and vacation pay to the same extent that such service is taken into account by the Company and its subsidiaries as of the date of the Merger Agreement, except to the extent such treatment will result in duplication of benefits. From and after the Effective Time, the Parent will, and will cause the Surviving Corporation to,
(i) cause any pre-existing condition or limitation and any eligibility waiting periods (to the extent such conditions, limitations or waiting periods did not apply to the employees under the Employee Plans in existence as of the date of the Merger Agreement) under any group health plans of the Parent or any of its subsidiaries to be waived with respect to employees and their eligible dependents and (ii) give each employee credit for the plan year in which the Effective Time occurs toward applicable deductions and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or such later date on which participation commences) during the applicable plan year. Nothing in the Merger Agreement shall require the continued employment of any person or prevent the Company or any of its subsidiaries and/or the Surviving Corporation from taking any action or refraining from taking any action which the Company or any of its Subsidiaries could take or refrain from taking prior to or after the Effective Time, including, without limitation, any action the Company or any of its subsidiaries or the Surviving Corporation could take to terminate any plan under its terms as in effect as of the date of the Merger Agreement.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto, including representations and warranties by the Company concerning the Company's capitalization, required filings and consents, the Company Board's approval of the Merger Agreement and the transactions contemplated thereby (including approvals so as to render inapplicable thereto the limitation on business combinations contained in Section 203 of the DGCL), the required stockholder vote to approve the Merger Agreement, the receipt of an opinion as to the fairness from a financial point of view, to the stockholders of the Company (other than those holders of Shares that are affiliates of the Company), of the consideration to be received by one stockholder of the Company pursuant to the Merger Agreement, Commission filings and financial statements, absence of certain changes or events, compliance with law, absence of litigation, employee benefit plans, environmental matters, tax matters, real estate matters, contracts, labor relations, intellectual property, affiliate transactions, the absence of other agreements to sell the Company and brokers. Some of the representations are qualified by a "Material Adverse Effect" clause. "Material Adverse Effect" means any material adverse change in, or effect on, the business, operations, assets, results of operations or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole or any change which materially impairs or materially delays the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

     Other Agreements, Acceleration of Outstanding Indebtedness. The Parent has agreed that if, after the consummation of the Offer, any obligation of the Company or any of its subsidiaries for borrowed money outstanding is accelerated or the Company or any such subsidiary is otherwise required to repurchase, repay or prepay any such obligation, the Parent will, within the time period specified in the contract governing such obligation, loan to the Company an amount equal to the amount which the Company or any such subsidiary is required to so repurchase, repay or prepay (including any related prepayment premiums or penalties).

     Treatment of Management Agreement. The Parent has agreed that immediately following the earlier of the consummation of the Offer and the Effective Time, it will cause (i) the Management Agreement dated as of November 1, 1996, between Yucaipa, the Company and Dominick's Finer Foods, Inc. (the "Management Agreement") to be terminated and (ii) the Company to make a termination payment to Yucaipa pursuant to Section 8.3 of the Management Agreement.

     Conditions of the Merger. Under the Merger Agreement, the respective obligations of the Parent and the Purchaser, on the one hand, and the Company, on the other hand, to consummate the Merger are subject to the fulfillment of the following conditions: (a) the Merger Agreement shall have been approved by the affirmative vote of the holders of a majority of the outstanding Voting Shares, unless the Purchaser shall have acquired 90% or more of the outstanding shares of each class of the capital stock of the Company; (b) no statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any court or governmental authority of competent jurisdiction which prohibits, restrains, enjoins or restricts the consummation of the Merger, provided, however, that the parties will use their reasonable best efforts to cause any such decree, ruling, injunction or other order to be vacated or lifted; (c) any waiting period applicable to the Offer and the Merger under the HSR Act shall have terminated or expired; and (d) the Purchaser shall have (i) commenced the Offer and (ii) purchased, pursuant to the terms and conditions of the Offer, all shares of Common Stock duly tendered and not withdrawn, except that neither the Parent nor the Purchaser shall be entitled to rely on the condition in clause (ii) if either of them shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement.

     Termination Events. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval thereof by the stockholders of the Company):

          (a) by mutual written consent of the Parent and the Company as duly authorized by their respective Boards of Directors;

          (b) by the Company or the Parent, respectively, if the Parent or the Purchaser, on the one hand, or the Company, on the other hand, breaches any of their respective representations, warranties, covenants or agreements contained in the Merger Agreement (without regard to any materiality or Material Adverse Effect qualifier) which is reasonably likely to materially adversely affect the Parent's or the Purchaser's ability to consummate the Offer or the Merger, on the one hand, or to have a Material Adverse Effect on the Company, on the other hand, and, with respect any such breach that is reasonably capable of being remedied, the breach is not remedied within ten business days after the non-breaching party has furnished the breaching party with written notice of such breach;

          (c) by the Parent or the Company:

             (i) if the Effective Time shall not have occurred on or before April 15, 1999 (provided that the right to terminate the Merger Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);

             (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental authority shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger or prohibiting the Parent from acquiring or holding or exercising rights of ownership of the Shares and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

             (iii) if the Offer terminates or expires on account of the failure of any condition specified in Section 15 of this Offer to Purchase without the Purchaser having purchased any Shares thereunder (provided that the right to terminate the Merger Agreement pursuant to this clause
        (iii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of any such condition);

          (d) by the Parent, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if (i) the Company Board withdraws, amends or modifies its approval or recommendation of the Merger Agreement and the transactions contemplated thereby (or publicly announces its intention to do so) in a manner adverse to the Parent or (ii) the Company approves, recommends or enters into an agreement with respect to, or consummates, an Alternative Transaction; or

          (e) by the Company, prior to the acceptance for payment of the Minimum Shares pursuant to the Offer, if the Company Board takes any Permitted Action as described above under "Stockholders Meeting"; provided that such termination will not be effective until the Company has made payment of the Termination Fee (as defined below).

     In the event of termination of the Merger Agreement and abandonment or rejection of the Offer as described above, no party hereto (or any of its directors, officers, employees, advisors or other representatives) will have any liability or further obligation to any other party to the Merger Agreement, except as provided under "Termination Fees and Expenses" below, and except that nothing herein will relieve any party from liability for any willful breach of the Merger Agreement.

     Termination Fee and Expenses. The Merger Agreement provides that if it is terminated by the Parent pursuant to clause (d) under "Termination Events" or by the Company pursuant to clause (e) under "Termination Events", the Company will pay to the Parent $36.0 million (the "Termination Fee") plus reasonable documented out-of-pocket expenses of the Parent relating to the transactions contemplated by the Merger Agreement ("Expenses"), not to exceed $5.0 million.

     The Merger Agreement further provides that the Company will pay to the Parent an amount equal to the Termination Fee plus Expenses if:

          (i) an Alternative Transaction is commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to the acceptance for payment of the Minimum Shares pursuant to the Offer and either (A) the Parent or the Company terminates this Agreement pursuant to clause (c)(i) under "Termination Events" or (B) the Company terminates this Agreement pursuant to clause (c)(iii) under "Termination Events" or (3) the Parent terminates the Merger Agreement pursuant to clause (b) under "Termination Events"; and

          (ii) thereafter, within 12 months of the date of termination, the Company (A) enters into a definitive agreement with respect to, or consummates, the Alternative Transaction described in clause (i) above or
     (B) consummates a Superior Proposal (whether or not such Superior Proposal was commenced, publicly disclosed, publicly proposed or otherwise communicated to the Company prior to such termination).

     The Merger Agreement also provides that the Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the transactions with respect to the Merger contemplated by Article III of the Merger Agreement.

     Stockholders Agreement. Concurrently with the execution and delivery of the Merger Agreement, the Parent and the Principal Stockholders entered into the Stockholders Agreement. The following is a summary of the Stockholders Agreement, which summary is qualified in its entirety by reference to the Stockholders Agreement, which is filed as an exhibit to the Schedule 14D-1 and incorporated herein by reference.

     The Stockholders Agreement provides that during the term of the Stockholders Agreement the Principal Stockholders will (i) tender their Shares (including any Shares issued upon the exercise of any warrants or options, the conversion of any convertible securities or otherwise, and in the case of Yucaipa, the exercise of the Yucaipa Warrant, the "Subject Shares") pursuant to the Offer and not to withdraw any Subject Shares so tendered, (ii) vote the Subject Shares in favor of the adoption of the Merger Agreement and against any action or agreement that would impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, (iii) not directly or indirectly solicit, initiate, facilitate or encourage the making of any proposal for an Alternative Transaction or the sale of any Subject Shares or, in the case of Yucaipa, the Yucaipa Warrant and (iv) not sell, transfer, pledge, encumber, assign or otherwise dispose of the Subject Shares or, in the case of Yucaipa, the Yucaipa Warrant. The Parent has agreed that on the Offer Consummation Date, the Purchaser or the Parent will instruct the Depositary, as paying agent, to make payment by wire transfer to each Principal Stockholder of an amount equal to the product of the Per Share Amount and the number of Shares held by such Principal Stockholder (the "Purchase Price") for such Principal Stockholder's Subject Shares to an account designated by such Principal Stockholder in the Offer Documents.

     In addition, pursuant to the Stockholders Agreement, each Principal Stockholder has granted to the Purchaser an irrevocable option (the "Option") to purchase such Principal Stockholder's Subject Shares for the Purchase Price. The Option may be exercised by the Purchaser, as a whole and not in part, during the period beginning upon the termination of the Merger Agreement in circumstances where the Termination Fee is or may become payable as described under "Termination Fee and Expenses" above (a "Triggering Event") and ending on the date which is the 30th calendar day following the Triggering Event.

     The Stockholders Agreement also provides that following the occurrence of a Triggering Event, in the event that Yucaipa exercises the Yucaipa Warrant or notifies the Parent of its intention to exercise the Yucaipa Warrant, the Parent and the Purchaser will have the irrevocable right (the "Warrant Option") to purchase either the Shares issued upon the exercise of the Yucaipa Warrant (the "Warrant Shares") or the Yucaipa Warrant, as the case may be, for a price equal to either $49 per Share or a price per Share equal to the difference between $49 and the exercise price of the Yucaipa Warrant ($20.732 as of the date hereof). This right will be exercisable for a period of 30 calendar days following receipt of notice from Yucaipa of its exercise or planned exercise of the Yucaipa Warrant.

     The Stockholders Agreement also provides that upon the earlier of the purchase of the Minimum Shares in the Offer and the Effective Time, the Parent or Merger Sub will purchase from Yucaipa the Yucaipa Warrant for an amount equal to (i) the difference between the Per Share Amount ($49) and the per share exercise price thereof ($20.732 as of the date hereof) multiplied by (ii) the number of Shares underlying the Yucaipa Warrant (3,874,492 as of the date hereof).

     The Stockholders Agreement prohibits Yucaipa from exercising the Yucaipa Warrant without the prior written consent of the Parent until the earlier to occur of (i) the termination or expiration (without extension) of the Offer and
(ii) the termination of the Merger Agreement.

     The Parent has also agreed that, in the event the Option or the Warrant Option is exercised, as promptly as practicable thereafter, the Parent will propose to the Company a merger, on terms and conditions substantially the same as those provided for in the Merger Agreement, between itself or one of its wholly owned subsidiaries and the Company pursuant to which the stockholders of the Company will receive an amount of cash consideration per Share equal to the Per Share Amount.

     In the event the Option is exercised and the Parent or any of its affiliates receives any consideration in connection with any Sale (as defined in the Merger Agreement) of the Subject Shares during the period commencing upon the date such Shares are acquired by the Parent or such affiliate and ending on the first anniversary of such date, the Parent is required to pay to the Principal Stockholders the excess (if any) of such consideration over the aggregate purchase price paid for such Shares (less any taxes and other out-of-pocket expenses in connection with such Sale).

     The Parent and the Purchaser have agreed that, in connection with any exercise of the Option and/or the Warrant Option, the Purchaser will purchase, pursuant to "tag along" rights of certain stockholders of the

Company, all Shares required to be purchased as a result of the sale by the Principal Stockholders of any of the Subject Shares and/or the Warrant Shares at the same purchase price as such Subject Shares and/or Warrant Shares.

     12. PURPOSE OF THE OFFER; THE MERGER; PLANS FOR THE COMPANY. The purpose of the Offer is to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement. As promptly as practicable following consummation of the Offer and after satisfaction or waiver of all conditions to the Merger set forth in the Merger Agreement, the Purchaser intends to acquire the remaining equity interest in the Company not acquired in the Offer by consummating the Merger.

     Vote Required to Approve the Merger; Stockholder Approval. The Company Board has approved and adopted the Merger and the Merger Agreement in accordance with the DGCL. The Company Board will be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholders' meeting convened for that purpose in accordance with the DGCL. However, if the Purchaser acquires more than 90% of the outstanding shares of each of the Voting Shares and the Non-Voting Shares, the Purchaser intends to effect the Merger without a meeting of the Company's stockholders under Section 253 of the DGCL. In the event the conditions described in the foregoing sentence are not met and stockholder approval is required, the DGCL requires that unless otherwise provided by the Company's Certificate of Incorporation, the Merger Agreement must be approved by the vote of the holders of a majority of the outstanding Voting Shares. The Certificate of Incorporation of the Company provides that the Company's stockholders may act by written consent provided that the action to be effected and the taking of such action by written consent have expressly been approved in advance by the Company Board. In the event that the Company's stockholders are required to approve the Merger Agreement, immediately following the designation of the Parent's representatives to the Company Board as described in Section 11 under "Designation of Directors", the Parent will seek to have the Company Board approve the stockholders of the Company acting by written consent to approve the Merger Agreement. If such approval is granted, the Parent will cause the Purchaser to submit a written consent approving the Merger Agreement. In either case, if the Minimum Condition is satisfied, the Purchaser will have the power, which it intends to exercise, to approve the Merger Agreement without the affirmative vote or written consent of any other stockholder.

     THIS OFFER TO PURCHASE DOES NOT CONSTITUTE A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS OR ANY ACTION IN LIEU THEREOF. ANY SUCH SOLICITATION, IF REQUIRED, WHICH THE PURCHASER MAY MAKE WILL BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS IN COMPLIANCE WITH THE REQUIREMENTS OF
SECTION 14(a) OF THE EXCHANGE ACT.

     THE OFFER IS CONDITIONED UPON THE MINIMUM CONDITION BEING SATISFIED.

     Appraisal Rights. Stockholders do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, stockholders of the Company at the time of the Merger who do not vote in favor of the Merger will have the right under the DGCL to dissent and demand appraisal of, and receive payment in cash of the fair value of, their Shares outstanding immediately prior to the effective date of the Merger in accordance with Section 262 of the DGCL.

     Under the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the Merger and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower than the Per Share Amount to be paid pursuant to the Offer or the consideration per Share to be paid in the Merger or other similar business combination.

     In addition, several decisions by Delaware courts have held that in certain circumstances a controlling stockholder of a corporation involved in a merger has a fiduciary duty to other stockholders that requires that the merger be fair to other stockholders. In determining whether a merger is fair to minority stockholders, Delaware courts have considered, among other things, the type and amount of the consideration to be received by the stockholders and whether there was fair dealing among the parties. The Delaware Supreme Court stated in Weinberger and Rabkin v. Philip A. Hunt Chemical Corp. that the remedy ordinarily available to minority stockholders in a cash-out merger is the right to appraisal described above. However, a damages remedy or injunctive relief may be available if a merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

     THE FOREGOING SUMMARY OF THE RIGHTS OF OBJECTING STOCKHOLDERS DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRES STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

     The foregoing description of the DGCL is not necessarily complete and is qualified in its entirety by reference to the DGCL.

     Rule 13e-3. The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger following the purchase of Shares pursuant to the Offer or any alternative transaction (including any purchase of Shares in the open market following the purchase of Shares pursuant to the Offer for the purpose of acquiring at least 90% of the outstanding shares of each class of capital stock of the Company in order to effect the Merger without a stockholder meeting in accordance with Section 253 of the DGCL) in which the Purchaser seeks to acquire any remaining Shares. Rule 13e-3 should not be applicable to the Merger if the Merger is consummated within one year after the expiration or termination of the Offer and the price paid in the Merger is not less than the Per Share Amount paid pursuant to the Offer. However, in the event that the Purchaser is deemed to have acquired control of the Company pursuant to the Offer and if the Merger is consummated more than one year after completion of the Offer or an alternative acquisition transaction is effected whereby stockholders of the Company receive consideration less than that paid pursuant to the Offer, in either case at a time when the Shares are still registered under the Exchange Act, the Purchaser may be required to comply with Rule 13e-3 under the Exchange Act. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger or such alternative transaction and the consideration offered to minority stockholders in the Merger or such alternative transaction be filed with the Commission and disclosed to stockholders prior to consummation of the Merger or such alternative transaction. The purchase of a substantial number of Shares pursuant to the Offer may result in the Company being able to terminate its Exchange Act registration. See Section 14. If such registration were terminated, Rule 13e-3 would be inapplicable to the Merger or any such alternative transaction.

     Plans for the Company. It is currently expected that initially following the purchase of the Shares and the consummation of the Offer the business and operations of the Company will continue as they currently are conducted without substantial change. The Parent will continue to evaluate all aspects of the business, operations and management of the Company during the pendency of the Offer and after the consummation of the Offer and will take such further actions as it deems appropriate under the circumstances then existing. The Parent expects to focus on implementing steps to apply its strategies to sales growth and cost reduction, including through the reduction of administrative overhead.

     Except as described in this Offer to Purchase, none of the Purchaser, the Parent nor, to the best knowledge of the Purchaser and the Parent, any of the persons listed on Schedule I have any present plans or proposals that would relate to or result in an extraordinary corporate transaction such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries, any material change in the capitalization or dividend policy of the Company or any other material change in the Company's corporate structure or business or the composition of its Board of Directors or management.

     13. DIVIDENDS AND DISTRIBUTIONS. If the Company should, on or after the date of the Merger Agreement, split, combine or otherwise change the Shares or its capitalization, or disclose that it has taken any such action, then without prejudice to the Purchaser's rights under Section 15, the Purchaser may make such adjustments to the purchase price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

     If on or after the date of the Merger Agreement, the Company should declare or pay any cash or stock dividend or other distribution on, or issue any rights with respect to, the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Purchaser or the nominee or transferee of the Purchaser on the Company's stock transfer records of such Shares that are purchased pursuant to the Offer, then without prejudice to the Purchaser's rights under Section 15, (i) the purchase price payable per Share by the Purchaser pursuant to the Offer will be reduced to the extent any such dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution (including additional Shares) or right received and held by a tendering stockholder shall be required to be promptly remitted and transferred by the tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will, subject to applicable law, be entitled to all rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Purchaser in its sole discretion.

     14. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public. Following completion of the Offer, at least a majority of the outstanding Shares will be owned by the Purchaser.

     The Voting Common Stock is currently listed on the NYSE and the Chicago Stock Exchange. The Merger Agreement provides that the Surviving Corporation will use its best efforts to cause the Voting Shares to be delisted from the NYSE and the Chicago Stock Exchange as soon as practicable following the Effective Time. According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ("NYSE Excluded Holdings")) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

     If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of the securities firms, the possible termination of registration under the Exchange Act as described below and other factors. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer price.

     The Shares are currently registered under the Exchange Act. The purchase of Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application of the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to holders of the Shares and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares or the holders thereof, as the case may be. Furthermore, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of the securities pursuant to Rule 144 under the Securities Act of 1933.

     If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be margin securities eligible for listing or for NASDAQ reporting.

     The Shares are currently "margin securities" under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("purpose loans"). Depending upon factors similar to those described above with respect to listing and market quotations, it is possible that, following the Offer, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations and therefore could no longer be used as collateral for purpose loans made by brokers.

     15. CERTAIN CONDITIONS OF THE OFFER. Notwithstanding any other provisions of the Offer, and in addition to the Minimum Condition, the Purchaser shall not be obligated to accept for payment any Shares until expiration of all applicable waiting periods under the HSR Act, and the Purchaser shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of or payment for, any Shares tendered in the Offer, or if the Minimum Shares shall not have been validly tendered pursuant to the Offer and not withdrawn, may terminate or amend the Offer, subject to the terms and conditions of the Merger Agreement and the Purchaser's obligation to extend the Offer pursuant to the terms of the Merger Agreement if, prior to the time of acceptance for payment of any such Shares (whether or not any other Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following shall occur and remain in effect:

          (a) a United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order which is in effect and has the effect of making the acquisition of Shares by the Purchaser illegal or prohibits or imposes material limitations on the ability of the Purchaser to acquire Shares or otherwise prohibiting (directly or indirectly) the consummation of the transactions contemplated by the Merger Agreement or prohibits or imposes material limitations on the ability of the Parent to own or operate all or a material portion of the Company's and its subsidiaries' business or assets, taken as a whole, subject to the Parent's and the Purchaser's obligations pursuant to the Merger Agreement and the Parent's agreement not to terminate the Offer as long as any such injunction or order has not become final and non-appealable;

          (b) either (i) any of the representations or warranties of the Company in the Merger Agreement (without giving effect to any materiality or Material Adverse Effect qualifier therein) shall not be true and correct which inaccuracy, singly or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect and which are not reasonably capable of being cured by the Company or have not been cured within 10 business days after the giving of written notice to the Company, in each case as if such representations or warranties were made as of such time (unless a representation speaks as of an earlier date, in which case it shall be deemed to have been made as of such earlier date); or (ii) the Company shall have failed to perform any obligation or comply with any agreement or covenant of the Company to be performed or complied with by it under the Merger Agreement, which failure, singly or in the aggregate, would have or be reasonably likely to have a Material Adverse Effect and is not reasonably capable of being cured by the Company or has not been cured within 10 business days after the giving of written notice to the Company; and an officer of the Company shall not have provided a certificate to the effect that the conditions set forth in clauses (i) and (ii) have not occurred on the date Shares are to be accepted for payment pursuant to the Offer;

          (c) (i) the Company Board (A) shall have amended, modified or withdrawn in a manner adverse to the Parent its approval or recommendation of the Merger Agreement, the Offer, the Merger or any of the transactions contemplated thereby or (B) shall have endorsed, approved or recommended any Alternative Transaction or (ii) the Company shall have entered into any agreement with respect to any Alternative Transaction;

          (d) any person or group (as defined in Section 13(d)(3) of the Exchange Act), other than the Parent or the Purchaser or any of their respective subsidiaries or affiliates, shall have become the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act), of more than 25% of the outstanding Shares (either on a primary or a fully diluted basis, without giving effect to the Shares issuable upon the exercise of the Yucaipa Warrant); provided, however, that this provision shall not apply to any person or group that beneficially owns Shares on the date hereof so long as such person or group does not further increase its beneficial ownership beyond the number of Shares such person or group beneficially owns on the date of the Merger Agreement;

          (e) the Merger Agreement shall have been terminated by the Company or the Parent pursuant to its terms;

          (f) there shall have occurred and be continuing (i) any general suspension of, or limitation on prices for, trading in securities on the NYSE (excluding suspensions or limitations (x) resulting solely from physical damage or interference with such exchanges not related to market conditions or (y) triggered on the NYSE by price fluctuations on a trading day), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any United States governmental authority on the extension of credit generally by banks or other financial institutions; (iv) a commencement of war or material armed hostilities or other national calamity directly involving the United States which could reasonably be expected to materially adversely affect the consummation of the Offer or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (g) there shall have occurred and be continuing any change in the Company's business, operations, condition (financial or otherwise), results of operations, assets or liabilities, except for changes contemplated by the Merger Agreement or changes which are not reasonably likely to have a Material Adverse Effect;

which, in the reasonable judgment of the Parent and the Purchaser, in any such case and regardless of the circumstances (including any action or inaction by or giving rise to any such conditions) makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of the Parent and the Purchaser and may be asserted by the Parent and the Purchaser regardless of the circumstances giving rise to such condition or, except for the Minimum Condition, may be waived by the Parent and the Purchaser in whole or in part at any time and from time to time. The failure by the Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be an ongoing right that may be asserted at any time and from time to time.

     16. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS. General. Except as set forth below, based upon its examination of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither the Purchaser nor the Parent is aware of any licenses or other regulatory permits that appear to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein, or of any filings, approvals or other actions by or with any domestic (federal or state), foreign or supranational governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Shares (or the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, it is the Purchaser's present intention to seek such approval or action. However, the Purchaser does not presently intend to delay the purchase of Shares tendered pursuant to the Offer pending the receipt of any such approval or the taking of any such action (subject to the Purchaser's right to delay or decline to purchase Shares if any of the conditions in Section 15 shall have occurred). There can be no assurance that any such approval or other action, if needed, would be obtained without the imposition of substantial conditions that must be complied with or that adverse consequences might not result to the business of the Company, the Parent or the Purchaser as a result of the imposition of such conditions or in the event that such approval was not obtained or such other action was not taken, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this Section 15.

     State Takeover Laws. Except as described herein with respect to Section 203 of the DGCL, the Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for, any Shares tendered. See Section 15.

     Antitrust. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to such requirements. See Section 2.

     The Parent intends to file on October 20, 1998 with the FTC and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer may not be consummated until the expiration of a 15-calendar day waiting period following such filing. Accordingly, the waiting period under the HSR Act applicable to the purchase of Shares pursuant to the Offer will expire at 11:59 p.m., New York City time, on November 3, 1998, unless such waiting period is extended by a request from the FTC or the Antitrust Division for additional information or documentary material prior to the expiration of the waiting period. If either the FTC or the Antitrust Division were to request additional information or documentary material from the Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by the Parent with such request. Thereafter, the waiting period could be extended only by court order or by an agreement involving the Parent and the Company. If the acquisition of Shares is delayed pursuant to a request by the FTC or the Antitrust Division for additional information or documentary material pursuant to the HSR Act, the Offer may, but need not, be extended and in any event the purchase of and payment for Shares will be deferred until ten days after the request is substantially complied with, unless the waiting period is sooner terminated by the FTC and the Antitrust Division. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the HSR Act and the rules promulgated thereunder, except by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the purchase by the Purchaser of Shares pursuant to the Offer, either of the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking the divestiture of Shares purchased by the Purchaser or the divestiture of substantial assets of the Parent, its subsidiaries or the Company. Private parties and state attorneys general may also bring legal action under federal or state antitrust laws under certain circumstances.

     Although the Purchaser believes that the acquisition of Shares pursuant to the Offer would not violate the antitrust laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such challenge is made, what the outcome will be. See Section 15 for certain conditions to the Offer, including conditions with respect to litigation and certain government actions.

     Margin Credit Regulations. Federal Reserve Board Regulations G, T, U and X (the "Margin Credit Regulations") restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly thereby. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of the margin stock. Under the Margin Credit Regulations, the Shares are presently margin stock and the maximum loan value thereof is generally 50% of their current market value. The definition of "indirectly secured" contained in the Margin Credit Regulations provides that the term does not include an arrangement with a customer if the lender in good faith has not relied upon margin stock as collateral in extending or maintaining the particular credit.

     17. FEES AND EXPENSES. Morgan Stanley is acting as Dealer Manager in connection with the Offer. The Parent and the Purchaser will reimburse Morgan Stanley for reasonable out-of-pocket expenses, including reasonable attorneys' fees, and have also agreed to indemnify Morgan Stanley against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser has retained Kissel Blake Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee stockholders to forward the Offer materials to beneficial owners. The Information Agent and the Depositary will receive reasonable and customary compensation for services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Purchaser and the Parent have also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent and the Depositary). Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for reasonable and customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

     18. MISCELLANEOUS. The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. The Purchaser is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute. If after such good faith effort, the Purchaser cannot comply with such state statute, the Offer will not be made to nor will tenders be accepted from or on behalf of the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     The Purchaser and the Parent have filed with the Commission the Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission (except that they will not be available at the regional offices of the Commission) in the manner set forth in Section 7 of this Offer to Purchase.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR THE PARENT NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                          WINDY CITY ACQUISITION CORP.

October 19, 1998

                                                                      SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                        OF THE PURCHASER AND THE PARENT

     1. Directors and Executive Officers of the Purchaser. The name and position with the Purchaser of each director and executive officer of the Purchaser is set forth below. Unless set forth below, the other required information with respect to each such person is set forth under "Directors and Executive Officers of the Parent". All directors and executive officers listed below are citizens of the United States.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                                AND MATERIAL OCCUPATION, POSITIONS, OFFICES
              NAME AND ADDRESS                 OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
              ----------------                 ---------------------------------------------
David G. Weed................................  Director; President.
Michael C. Ross..............................  Director; Vice President and Secretary.
Harvey K. Naito..............................  Director; Vice President, Treasurer and
  5918 Stoneridge Mall Road                    Assistant Secretary; Vice President and
  Pleasanton, CA 94588                           Treasurer of Safeway Inc.

     2. Directors and Executive Officers of the Parent. The name, business address, present principal occupation or employment and material occupations, positions, offices or employments during the last five years of each director and executive officer of the Parent and certain other information are set forth below. Unless otherwise indicated, the business address of each such director and executive officer is: c/o Safeway Inc., 5918 Stoneridge Mall Road, Pleasanton, California 94588. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Parent. All directors and executive officers listed below are citizens of the United States except for Donald P. Wright who is a citizen of Canada.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                               AND MATERIAL OCCUPATION, POSITIONS, OFFICES
          NAME AND ADDRESS                    OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
          ----------------                    ---------------------------------------------
DIRECTORS
Steven A. Burd.......................  Director (since 1993); Chairman of the Board (since 5/98);
                                       President (since 10/92) and Chief Executive Officer (since
                                         4/93) of the Company.
James H. Greene, Jr..................  Director (since 1987); General Partner of KKR Associates,
  2800 Sand Hill Road                  L.P. ("KKR Associates"); General Partner of Kohlberg Kravis
  Suite 200                              Roberts & Co. ("KKR") (1/93 -1/96); General Partner of
  Menlo Park, CA 94025                   limited liability company which serves as the general
                                         partner of KKR (1/96 - present).
Paul Hazen...........................  Director (since 1990); Chief Executive Officer of Wells
  420 Montgomery Street                Fargo & Co. and Wells Fargo Bank, National Association
  San Francisco, CA 94104                (1995 - present); President and Chief Operating Officer of
                                         Wells Fargo & Co. and Wells Fargo Bank, National
                                         Association (1983 - 1995).
Henry R. Kravis......................  Director (since 1986); Partner of KKR and KKR Associates;
  9 West 57th Street                     Managing Member of limited liability company which serves
  Suite 4200                             as the general partner of KKR (1/96 - present).
  New York, NY 94588
Robert I. MacDonnell.................  Director (since 1986); General Partner of KKR Associates;
  2800 Sand Hill Road                  General Partner of KKR (until 1996); General Partner of
  Suite 200                              limited liability company which serves as the general
  Menlo Park, CA 94025                   partner of KKR (1/96 - present).

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                               AND MATERIAL OCCUPATION, POSITIONS, OFFICES
          NAME AND ADDRESS                    OR EMPLOYMENT HELD DURING THE LAST FIVE YEARS
          ----------------                    ---------------------------------------------
Peter A. Magowan.....................  Director (since 1986); President and Managing General
  3 Com Park                           Partner of the San Francisco Giants (11/92 - present); Chief
  at Candlestick Point                   Executive Officer of the Company (11/86 - 4/93).
  San Francisco, CA 94124
George R. Roberts....................  Director (since 1986); Partner of KKR and KKR Associates;
  2800 Sand Hill Road                    Managing Member of limited liability company which serves
  Suite 200                              as the general partner of KKR (1/96 - present).
  Menlo Park, CA 94025
William Y. Tauscher..................  Director (since 1998); Chief Executive Officer of Vanstar
  1100 Abernathy Road                  Corporation (1988 - present); President of Vanstar
  Building 500                           Corporation (9/88 - 7/95).
  Suite 1200
  Atlanta, GA 30328

EXECUTIVE OFFICERS
Steven A. Burd.......................  President and Chief Executive Officer
Kenneth W. Oder......................  Executive Vice President -- Labor Relations, Human
                                       Resources, Legal & Public Affairs
David G. Weed........................  Executive Vice President and Chief Financial Officer; Senior
                                       Vice President (1992 - 1995).
David F. Bond........................  Senior Vice President -- Finance & Control; Partner,
                                       Deloitte & Touche LLP (6/88 - 8/97).
David T. Ching.......................  Senior Vice President and Chief Information Officer
Dick W. Gonzales.....................  Senior Vice President -- Corporate Human Resources; Senior
                                       Vice President -- Human Resources, The Vons Companies, Inc.
                                         (1/93 - 4/98).
Lyman C. Gordon......................  Senior Vice President -- Strategic Development
Lawrence V. Jackson..................  Senior Vice President -- Supply (10/97 - present); Senior
  2800 Ygnacio Valley Road             Vice President and Chief Operating Officer of PepsiCo Food
  Walnut Creek, CA 94598                 Systems (1995 - 1997); Vice President and General Manager,
                                         Pepsi-Cola Company (1992 - 1994).
Melissa C. Plaisance.................  Senior Vice President -- Finance & Public Affairs
Larree M. Renda......................  Senior Vice President -- Corporate Retail Operations; Vice
                                       President, Corporate Retail Operations (3/93 - 2/94)
Michael C. Ross......................  Senior Vice President, Secretary and General Counsel
Gary D. Smith........................  Senior Vice President and Director of Marketing
                                       (1995 - present); Vice President, Corporate Grocery (until
                                         1995)
Donald P. Wright.....................  Senior Vice President -- Real Estate & Engineering
Richard A. Wilson....................  Vice President -- Tax

     3.  Ownership of Shares by Directors and Executive Officers.

     None.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

                                   The Depositary for the Offer is:
                                FIRST CHICAGO TRUST COMPANY OF NEW YORK

            By Mail:                  By Federal Express or other                 By Hand:
   First Chicago Trust Company                 Courier:                  First Chicago Trust Company
           of New York                First Chicago Trust Company                of New York
       Tenders & Exchanges                    of New York                c/o Securities Transfer and
           Suite 4660               Tenders & Exchanges, Suite 4680        Reporting Services Inc.
          P.O. Box 2569                14 Wall Street, 8th Floor          Attn: Tenders & Exchanges
   Jersey City, NJ 07303-2569             New York, NY 10005           One Exchange Plaza, Third Floor
                                                                             New York, NY 10006

     Any questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                               KISSEL BLAKE INC.
              A Division of Shareholder Communications Corporation

                                110 Wall Street
                            New York, New York 10005
                 Banks and Brokers, Please Call (212) 344-6733

                   ALL OTHERS CALL TOLL-FREE: (800) 554-7733

                      The Dealer Manager for the Offer is:

                           MORGAN STANLEY DEAN WITTER

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                               New York, NY 10036
                     Toll Free: (800) 701-8950 (ext. 18178)